FORM S-3
PROSPECTUS

WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
THE COMPANY
RISK FACTORS
SOME OF OUR END-MARKETS ARE CYCLICAL WHICH MAY CAUSE FLUCTUATIONS IN REVENUES AND OPERATING RESULTS
OUR BUSINESSES ARE ADVERSELY AFFECTED BY ECONOMIC DOWNTURNS
MORE THAN 50% OF OUR REVENUES COMES FROM SALES OUTSIDE THE UNITED STATES; AND WE ARE SUBJECT TO SPECIAL RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS.
OUR BANK CREDIT AGREEMENT IMPOSES RESTRICTIONS WITH RESPECT TO VARIOUS BUSINESS MATTERS.
VARIOUS RESTRICTIONS IN OUR GOVERNING DOCUMENTS AND OHIO LAW COULD HINDER A TAKEOVER OF US WHICH IS NOT SUPPORTED BY OUR BOARD OF DIRECTORS
FORWARD-LOOKING STATEMENTS
SELLING SHAREHOLDER
USE OF PROCEEDS
DESCRIPTION OF CAPITAL SHARES
Certain Ohio Laws
PLAN OF DISTRIBUTION
EXPERTS
LEGAL MATTERS
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 14. Other Expenses of Issuance and Distribution.
Item 15. Indemnification of Directors and Officers.
Item 16. Exhibits.
Item 17. Undertakings.
SIGNATURES
EX-4 REGISTRATION AGREEMENT
EX-5 OPINION OF THOMPSON HINE
EX-23.A CONSENT OF ERNST & YOUNG
EX-24 POWER OF ATTORNEY

As filed with the Securities and Exchange Commission on January 29, 2002
                                                                                                               Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ROBBINS & MYERS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Ohio (State or Other Jurisdiction of Incorporation or Organization)	31-4242200 (I.R.S. Employer Identification No.)

1400 KETTERING TOWER
DAYTON, OHIO 45423
(937) 222-2610
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive office)

Kevin J. Brown
Vice President and Chief Financial Officer
Robbins & Myers, Inc.
1400 Kettering Tower
Dayton, Ohio 45423
(937) 222-2610
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Joseph M. Rigot, Esq.
Thompson Hine LLP
2000 Courthouse Plaza, N.E.
10 West Second Street
Dayton, Ohio 45402
(937) 443-6586

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this registration statement, as determined by the selling shareholder.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [   ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [   ]

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Securities	Amount to be	Offering Price per	Aggregate Offering	Amount of
to be Registered	Registered(1)	Share(2)	Price(2)	Registration Fee

Common shares, no par value	600,000	$22.30	$13,380,000	$1,231

(1)	In addition, pursuant to Rule 416(a) under the Securities Act of 1933, this registration statement also covers an indeterminate number of common shares that may be offered or sold as a result of any adjustments from share splits, share dividends or similar events.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, based on the average of the high and low prices for a common share reported on the New York Stock Exchange on January 24, 2002.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

SUBJECT TO COMPLETION, FEBRUARY    , 2002

PROSPECTUS

600,000 Common Shares

ROBBINS & MYERS, INC.

We are registering 600,000 of our common shares for resale from time to time by the selling shareholder named herein, or its transferees, pledgees, donees or successors. We purchased Romaco, N.V. from Brian Fenwick-Smith on August 31, 2001. These 600,000 shares were issued by us to him on August 31, 2001 to pay part of the acquisition price of Romaco. He subsequently transferred these shares to the selling shareholder, Randomat International B. V., a company that he and members of his family own. We will not receive any proceeds from the sale of these shares, although we have paid the expenses of preparing this prospectus and the related registration statement.

We do not know when or how the selling shareholder intends to sell the common shares or what the price, terms or conditions of any sales will be. The selling shareholder may sell these common shares in market transactions or in privately negotiated transactions or through any other means described in the section entitled “Plan of Distribution” beginning on page 10.

INVESTING IN OUR COMMON SHARES INVOLVES RISKS. SEE “RISK FACTORS” BEGINNING ON PAGE 5.

Our common shares are traded on the New York Stock Exchange under the symbol “RBN”. On January 28, 2002, the last reported sale price of our common shares on the New York Stock Exchanges was $21.97 per share.

Our principal executive offices are located at 1400 Kettering Tower, Dayton, Ohio 45423 and our telephone number at that address is (937) 222-2610.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED THE SALE OF THE COMMON SHARES OR DETERMINED THAT THE INFORMATION IN THIS PROSPECTUS IS ACCURATE OR COMPLETE. IT IS ILLEGAL FOR ANY PERSON TO TELL YOU OTHERWISE.

The date of this Prospectus is February    , 2002

WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN, OR INCORPORATED BY REFERENCE IN, THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT. THE COMMON SHARES WILL NOT BE OFFERED IN ANY JURISDICTION WHERE THE OFFER IS NOT PERMITTED.

Where You Can Find More Information
Incorporation of Certain Documents by Reference
The Company
Risk Factors
Forward-Looking Statements
Selling Shareholder
Use of Proceeds
Description of Capital Shares
Plan of Distribution
Experts
Legal Matters	2 2 4 5 7 8 9 9 10 11 12

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements and other information we file with the SEC at its public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of public reference rooms. Our SEC filings are also available to the public on the Internet, through a database maintained by the SEC at http://www.sec.gov and are also available through our web site at http://www.robbinsmyers.com. In addition, you can inspect and copy our reports, statements and other information at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

We filed with the SEC a registration statement on Form S-3 to register under the Securities Act the sale of the common shares described in this prospectus. This prospectus is part of that registration statement. As permitted by SEC rules, this prospectus does not contain all the information contained in the registration statement or the exhibits to the registration statement. You may refer to the registration statement or the exhibits to the registration statement for more information about our common shares and us.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference into this prospectus the information we file with the SEC. This means that we can disclose important business, financial and other information to you by referring you to other documents separately filed by us with the SEC. All information incorporated by reference is considered to be part of this prospectus, unless and until that information is updated and superseded by the information contained in this document or any information subsequently incorporated by reference.

We incorporate by reference the documents listed below:

–	Our Annual Report on Form 10-K for the fiscal year ended August 31, 2001;

–	Our Quarterly Report on Form 10-Q for the quarter ended November 30, 2001; and

–	Our Current Report on Form 8-K filed with the SEC on September 17, 2001.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address and telephone number:

Robbins & Myers, Inc.
1400 Kettering Tower
Dayton, Ohio 45423
(937) 222-2610
Attention: Investor Relations

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference.

We also incorporate by reference all future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 on or after the date of this prospectus until all the common shares offered by the selling shareholder have been sold.

THE COMPANY

We design, manufacture and market on a global basis high-performance, specialized fluids management and other equipment for the pharmaceutical, energy, specialty chemical, water and waste water treatment and general industrial markets. We conduct our operations through three business segments: pharmaceutical, industrial and energy.

We acquired Romaco on August 31, 2001. Its results are not included in our results for our fiscal year ended August 31, 2001. With the acquisition of Romaco, we realigned our then existing Process Systems and Energy Systems business segments into three business segments: Pharmaceutical, Industrial and Energy for our fiscal year 2002, beginning September 1, 2001. We list below our actual revenues by business segment for fiscal 2001 and our revenues if we include Romaco’s results on a pro forma basis for fiscal 2001 using the fiscal 2002 business segments. We also present revenues for fiscal 2001 by region, both actual and on a pro forma basis with Romaco:

Revenues by Business Segment for the Year Ended August 31, 2001

	Actual			Pro forma with Romaco

	In Millions	% of Total		In Millions	% of Total

Segment			Segment

Process Systems	$312	73%	Pharmaceutical	$313	55%

Energy Systems	$114	27%	Industrial	$141	25%

			Energy	$114	20%

Revenues by Region for the Year Ended August 31, 2001

	Actual	Pro forma with Romaco

Region

United States	55%	46%

Europe	22%	32%

Canada and Mexico	12%	10%

South America	3%	8%

Asia	8%	4%

Pharmaceutical. Our pharmaceutical business segment includes Reactor Systems and our Romaco business units. Reactor Systems includes the manufacture and sale glass-lined reactor vessels under the Pfaudler and Tycon/Technoglass brand names. We have the worldwide leading market position in the manufacture and sale of glass-lined vessels for use in reactor systems. Romaco manufactures and sells a broad portfolio of processing, packaging, printing and security equipment for use by our pharmaceutical customers in various applications including the processing and packaging of tablets, strips, and capsules and the filling of tubes, bottles, vials and related items.

Industrial. Our industrial business segment includes Moyno progressing cavity pumps and related products; Chemineer, Kenics, Greerco, and Prochem industrial mixers; and Edlon corrosion-resistant lined pipe and fittings, glass-lined reactor system accessories, and high purity equipment for the semi-conductor industry. We sell the products of our industrial business segment principally to specialty chemical, water and wastewater treatment, and general industrial markets.

Energy In our energy business segment, we manufacture and sell a line of power sections used in directional drilling, down-hole progressing cavity pumps, and a variety of wellhead equipment used in the oil and gas exploration and production markets.

Our subsidiary companies have manufacturing operations in the United States, Canada, Mexico, Brazil, Belgium, England, Germany, Italy, Scotland, Switzerland and Singapore. Through joint ventures, we have additional manufacturing operations in France, India and China.

Our executive offices are located at 1400 Kettering Tower, Dayton, Ohio 45423, and our telephone number is 937-222-2610.

RISK FACTORS

You should carefully consider the risks described below before making a decision to invest in our common shares. Some of the following factors relate principally to our business and the markets in which we operate. Other factors relate principally to your investment in our common shares. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or those we currently deem immaterial may also adversely affect our business and operations.

If any of the matters included in the following risks were to occur, our business, financial condition, results of operations, cash flows and prospects could be materially and adversely affected. In such case, the trading price of our common shares could decline, and you could lose all or part of your investment.

SOME OF OUR END-MARKETS ARE CYCLICAL WHICH MAY CAUSE FLUCTUATIONS IN REVENUES AND OPERATING RESULTS

We have experienced and expect to continue to experience fluctuations in revenues and operating results due to economic and business cycles. We sell our products principally to pharmaceutical, specialty chemical, oil and gas exploration and production, and general industrial markets. While we serve a variety of markets to avoid a dependency on any one, a significant downturn in any one of our four leading markets could cause a material reduction in our revenues.

The oil and gas market, in particular, is cyclical in nature as the worldwide demand for oil and gas fluctuates. When worldwide demand for these commodities is depressed, the demand for our products used in drilling and recovery applications is reduced. We have historically generated lower revenues and profits in periods of declining demand for oil and gas. Accordingly, results of operations for any particular period are not necessarily indicative of the results of operations for any future period. Future downturns in demand for oil and gas could have a material, adverse effect on our business, financial condition, cash flow or results of operations. Similarly, the specialty chemical market has historically experienced cyclical fluctuations in demand that also could have a material adverse effect on our business, financial condition, cash flow or results of operations.

OUR BUSINESSES ARE ADVERSELY AFFECTED BY ECONOMIC DOWNTURNS

We, like other companies that sell capital equipment to a variety of industries, are impacted by economic downturns. Many of our customers, particularly in the specialty chemical, water and waste water treatment and general industrial markets, will delay capital projects, including non-critical maintenance and upgrades, during economic downturns. Our industrial businesses in particular were adversely affected by the soft economic conditions in 2001. The terrorist attacks on September l1, 2001 and the resulting war on terrorism caused instability in world markets, which, we believe, has further negatively impacted capital equipment purchases in our markets.

MORE THAN 50% OF OUR REVENUES COMES FROM SALES OUTSIDE THE UNITED STATES; AND WE ARE SUBJECT TO SPECIAL RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS.

Approximately 54% of our revenues for our fiscal year ended August 31, 2001 (with Romaco included on a pro forma basis) were derived from sales outside the United States. Conducting business outside the United States is subject to risks, including currency exchange rate fluctuations, changes in regional, political or economic conditions, trade protection measures such as tariffs or import or export restrictions, and unexpected changes in regulatory requirements. One or more of these factors could have a material adverse effect on our current international operations.

We are subject to a variety of laws regarding our international operations including regulations issued by the United States Customs Service and by the Bureau of Export Administration. We cannot predict the nature, scope or effect of future regulatory requirements to which our international manufacturing operations and trading practices might be subject or the manner in which existing laws might be administered or interpreted. Future regulations could limit the countries in which certain of our products may be manufactured or sold or could restrict our access to and increase the cost of obtaining products from foreign sources. In addition, actual or alleged violations of import-export laws could result in enforcement actions and/or financial penalties that could result in substantial costs.

OUR BANK CREDIT AGREEMENT IMPOSES RESTRICTIONS WITH RESPECT TO VARIOUS BUSINESS
MATTERS.

Our $180 million bank credit agreement contains numerous restrictive covenants that limit the discretion of management with respect to certain business matters. These covenants place significant restrictions on, among other things, our ability to incur additional indebtedness, to create liens or other encumbrances, to pay dividends or make other payments in respect of our common shares, to engage in transactions with affiliates, to make certain payments and investments and to merge or consolidate with another entity. The credit agreement also contains a number of financial covenants that require us to meet certain financial ratios and tests. A failure to comply with the obligations in the credit agreement could result in an event of default under the credit agreement, which, if not cured or waived, could permit acceleration of the indebtedness thereunder and acceleration of indebtedness under other instruments that may contain cross-acceleration or cross-default provisions, any of which could have a material adverse effect on our business, financial condition and results of operations.

VARIOUS RESTRICTIONS IN OUR GOVERNING DOCUMENTS AND OHIO LAW COULD HINDER A TAKEOVER OF US WHICH IS NOT SUPPORTED BY OUR BOARD OF DIRECTORS

Our articles of incorporation and code of regulations and the Ohio General Corporation Law contain provisions that could delay or prevent a change in control in a transaction that is not approved by our board of directors. These include provisions creating a classified board and limiting the shareholders’ powers to remove directors. Additionally, as an Ohio corporation, we are subject to the Ohio Control Share Acquisition Law and the Ohio Merger Moratorium Law that could delay or impede any proposed acquisition of the company which is not approved by our board of directors. See Description of Capital Shares at page 9 for more information.

FORWARD-LOOKING STATEMENTS

Some of the statements in this prospectus and any documents incorporated by reference constitute forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These statements relate to future events or our future financial performance which involve known and unknown risks, uncertainties and other factors that may cause our businesses’ actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by any forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as may, will, could, would, should, expect, plan, anticipate, intend, believe, estimate, predict, continue or other comparable terminology. These statements are only predictions. Actual events or results may differ materially because of changes in general economic conditions, changes in our end markets or other factors. Moreover, we do not, nor does any other person, assume responsibility for the accuracy and completeness of those statements. We have no duty to update any of the forward-looking-statements after the date of this prospectus to conform them to actual results. All of the forward-looking statements are qualified in their entirety by reference to the factors discussed under the captions Risk Factors in this prospectus and Forward-Looking Information in Management’s Discussion and Analysis of Results of Operations and Financial Condition in our Form 10-Q for the fiscal quarter ended November 30, 2001 and our Form 10-K for the fiscal year ended August 31, 2001 (each incorporated by reference in this prospectus) and similar sections in our future filings which we incorporate by reference in this prospectus, which describe risks and factors that could cause results to differ materially from those projected in such forward-looking statements.

We caution the reader that these risk factors may not be exhaustive. We operate in a continually changing business environment, and new risk factors emerge from time to time. Management cannot predict such new risk factors, nor can it assess the impact, if any, of such new risk factors on our businesses or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those projected in any forward-looking statements. Accordingly, forward-looking statements should not be relied upon as a prediction of actual results.

SELLING SHAREHOLDER

We are registering 600,000 of our common shares for resale from time to time by the selling shareholder named below, or its transferees, pledgees, donees or successors. We purchased Romaco from Brian Fenwick-Smith on August 31, 2001. These 600,000 shares were issued by us to him in a private placement transaction that was exempt from the registration requirements of the Securities Act of 1933, as amended, on August 31, 2001 to pay part of the acquisition price of Romaco. He subsequently transferred these shares to the selling shareholder, Randomat International B. V., a company that he and members of his family own.

The selling shareholder’s sale of the 600,000 shares offered hereby is restricted by certain provisions in the purchase agreement pursuant to which Brian Fenwick-Smith sold Romaco to us. Specifically, the selling shareholder may sell 200,000 shares after March 31, 2002, an additional 200,000 shares after October 6, 2002, and an additional 200,000 shares after March 31, 2003. We have, however, the right to waive these restrictions at any time and release all of the shares for sale. The table below lists certain information regarding the ownership of common shares by the selling shareholder.

		NUMBER OF	NUMBER OF
	NUMBER OF	SHARES	SHARES OWNED
	SHARES	REGISTERED	AFTER SALE
	BENEFICIALLY	FOR SALE	OF REGISTERED
NAME OF SELLING SHAREHOLDER	OWNED	HEREBY (1)	SHARES (2)

Randomat International B. V.(3)	600,000 (4)	600,000	-0-

(1)	This prospectus also covers any additional common shares issued to the selling shareholder as owner of the shares registered for sale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration.

(2)	The numbers presented assume the sale of all of the shares registered hereunder and that the selling shareholder acquires no additional common shares before the completion of the offering.

(3)	Brian Fenwick-Smith and members of his family beneficially own all of the outstanding capital shares of Randomat International B. V.

(4)	The 600,000 shares represent 5.1% of our outstanding common shares as of January 28, 2002.

USE OF PROCEEDS

The selling shareholder will receive all of the proceeds from the sale of the common shares offered hereby.

DESCRIPTION OF CAPITAL SHARES

The common shares are the only class of capital shares of the Company. The Company is authorized to issue 40,000,000 common shares, and at January 28, 2002, there were 11,831,599 common shares outstanding. All of the outstanding common shares are fully paid and non-assessable. Shareholders do not have pre-emptive rights to purchase any securities of the Company.

Holders of common shares are entitled to receive such dividends as may be declared from time to time by the Board of directors out of funds legally available therefor. The ability of the Company to pay dividends is subject to certain contractual limitations in its credit agreement. Upon liquidation, holders of common shares are entitled to receive a pro rata share of all assets available to shareholders.

National City Bank is transfer agent and registrar of the common shares.

Holders of common shares are entitled to one vote per share upon all matters presented to shareholders. Shareholders do, however, have cumulative voting rights in the election of directors.

The Board of directors of the Company is divided into two classes, one class of four directors and one class of three directors. One class of directors is elected each year to serve for a two-year term. Directors may not be removed from office without the affirmative vote of the holders of at least two-thirds of the outstanding voting power of the Company. The Company’s code of regulations provides that only persons who are nominated in accordance with a specified procedure are eligible for election as directors. The procedure requires that notice of the nomination, together with the specified information concerning the nominee, must be given to the Company not less than 50 nor more than 75 days prior to the meeting at which directors are to be elected. These provisions of the code of regulations may not be amended or repealed without the affirmative vote of the holders of at least two-thirds of the voting power of the Company.

Certain Ohio Laws

Ohio’s Control Share Acquisition Act generally requires shareholder approval of any acquisition of shares of an Ohio corporation, which would result in the acquiring person first reaching or exceeding ownership of one-fifth, one-third or a majority of the total voting power of the corporation. Any such control share acquisition cannot be consummated unless authorized by the holders of: (i) a majority of the voting power of the corporation present at a meeting of shareholders, and (ii) a majority of such voting power other than shares held by the acquiring person or an officer or employee who is a director of the corporation, and other than shares acquired by a person or group after announcement of the proposed control share acquisition if the amount so acquired exceeds 1/2% of the outstanding voting shares or was acquired for a consideration exceeding $250,000.

Ohio’s Merger Moratorium Act prohibits an Ohio corporation from engaging in specified transactions such as mergers, certain asset sales, certain issuances of shares, a liquidation or the like with a beneficial owner of 10% or more of the outstanding voting power of the corporation during the three-year period following the date the person became the owner of the 10% interest, unless prior to such date the transaction or the acquisition of shares was approved by the directors of the corporation. After the three-year period, such transactions may be entered into if approved by the holders of at least two-thirds of the voting power of the corporation (including by the holders of at least a majority of the shares held by persons other than an interested person, as defined in the statute) or if the consideration to be paid in the transaction is at least equal to certain specified amounts.

PLAN OF DISTRIBUTION

The common shares covered by this prospectus may be sold from time to time by the selling shareholder or by its transferees, pledgees, donees or successors. Such sales may be made on the New York Stock Exchange or otherwise, at prices and on terms then prevailing or at prices related to the then current market price, or in privately negotiated transactions at mutually negotiated prices.

The manner in which the selling shareholder may sell shares subject to this prospectus include:

–	ordinary brokerage transactions;

–	transactions in which a broker solicits purchasers;

–	block trades;

–	for settlement of short sales, or through long sales, options or transactions involving cross or block trades;

–	purchases by a broker or dealer as principal and resale by such broker or dealer for its account;

–	put or call option transactions relating to the common shares;

–	transactions directly between seller and purchaser without a broker;

–	in connection with hedging transactions;

–	by pledge to secure debts and other obligations; or

–	in any combination of any of the foregoing transactions or by any other legally available means.

To the extent required, this prospectus may be amended or supplemented from time to time to describe additional plans of distribution. In addition, any such shares that qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

In effecting sales, brokers, dealers or agents engaged by the selling shareholder may arrange for other brokers or dealers to participate. Brokers, dealers or agents may receive commissions, discounts or concessions from the selling shareholder in amounts to be negotiated prior to the sale. A broker or dealer that acts as agent for a purchaser of common shares would be paid by the purchaser. Such brokers or dealers and any other participating brokers or dealers or the selling shareholder may be deemed to be underwriters within the meaning of the Securities Act in connection with such sales, and any commissions, discounts or concessions they make on resale may be deemed to be underwriting discounts or commissions under the Securities Act.

We have agreed to pay the expenses incident to the registration of the shares to be sold pursuant to this prospectus. The selling shareholder will pay the expenses of any attorneys, accountants or other advisors or professionals which it engages in connection with the sale of shares pursuant to this prospectus and all brokerage commissions, fees and discounts.

In order to comply with the securities laws of certain states, if applicable, the shares being offered hereby must be sold in such jurisdictions only through registered or licensed brokers or dealers.

At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any dealer or agent, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

We have agreed to indemnify the selling shareholder and persons controlling the selling shareholder against certain liabilities, including certain liabilities under the Securities Act. The selling shareholder has agreed to indemnify us and certain related persons against certain liabilities, including certain liabilities under the Securities Act. The selling shareholder may indemnify any broker, dealer or other agent that participates in transactions involving the sale of the common shares, including against liabilities arising under the Securities Act.

EXPERTS

The consolidated financial statements of Robbins & Myers, Inc. included in Robbins & Myers, Inc.’s Annual Report (Form 10-K) for the year ended August 31, 2001, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

The legality of the shares offered by this prospectus will be passed upon for us by Thompson Hine LLP. Members of that firm own beneficially approximately 3,423 common shares, and Joseph M. Rigot, a partner of the firm, is our corporate secretary.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 14. Other Expenses of Issuance and Distribution.

     The following is an itemized statement of the expenses (all but the SEC fees are estimates) in connection with the issuance of the common shares being registered hereunder. All such expenses will be borne by Robbins & Myers, Inc. (the “Company”).

SEC Registration Fee	$1,231

Legal fees and expenses	$10,000

Accounting fees and expenses	$5,000

Miscellaneous	$1,100

Total	$17,331

Item 15. Indemnification of Directors and Officers.

     Section 2 of Article V of the Code of Regulations of the Company sets forth certain rights of the Company’s directors and officers to indemnification. Such rights provide indemnification by the Company as permitted by Ohio law. The liabilities against which a director and officer may be indemnified and factors employed to determine whether a director and officer is entitled to indemnification in a particular instance depend on whether the proceedings in which the claim for indemnification arises were brought (a) other than by and in the right of the Company (“Third Party Actions”) or (b) by and in the right of the Company (“Company Actions”).

     In Third Party Actions, the Company will indemnify each director and officer against expenses, including attorneys’ fees, judgments, decrees, fines, penalties, and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened or actual proceeding in which he may be involved by reason of his having acted in such capacity, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and with respect to any matter the subject of a criminal action, suit or proceeding, that he had no reasonable cause to believe that his conduct was unlawful.

     In Company Actions, the Company will indemnify each director and officer against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense or settlement of any such proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, except that no indemnification is permitted with respect to (i) any matter as to which such person has been adjudged to be liable for negligence or misconduct in the performance of his duty to the Company unless a court determines such person is entitled to indemnification and (ii) any liability asserted in connection with unlawful loans, dividends, distribution, distribution of assets and repurchase of Company shares under Section 1701.95 of the Ohio Revised Code.

     Unless indemnification is ordered by a court, the determination as to whether or not an individual has satisfied the applicable standards of conduct (and therefore may be indemnified) is made by the Board of directors of the Company by a majority vote of a quorum consisting of directors of the Company who were not parties to the action; or if such a quorum is not obtainable, or if a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or by the shareholders of the Company.

     Section 2 of Article V of the Code of Regulations of the Company does not limit in any way other indemnification rights to which those seeking indemnification may be entitled. The Company has entered into an indemnification agreement with each director of the Company, the form of which was approved by the shareholders of the Company. A copy of such agreement was filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended August 31, 2001.

     The Company maintains insurance policies, which presently provide protection, within the maximum liability limits of the policies and subject to a deductible amount for each claim, to the Company under its indemnification obligations and to the directors and officers with respect to certain matters that are not covered by the Company’s indemnification obligations.

Item 16. Exhibits.

See Index to Exhibits, below.

Item 17. Undertakings.

(a) The undersigned registrant hereby undertakes:

                     (1)  To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant with the Securities Exchange Commission or furnished to the Commission pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

     (2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act, that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dayton, State of Ohio, on January 28, 2002.

ROBBINS & MYERS, INC

By /s/

Name: Gerald L. Connelly Title: President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title

/s/ Gerald L. Connelly	President and Chief Executive Officer and a Director (Principal Executive Officer)	January 28, 2002

/s/ Kevin J. Brown	Vice President and Chief Financial Officer (Principal Financial Officer)	January 28, 2002

/s/ Thomas J. Schockman	Corporate Controller (Principal Accounting Officer)	January 28, 2002

* Maynard H. Murch IV	Chairman of the Board	January 28, 2002

* Robert J. Kegerreis	Director	January 28, 2002

* Thomas P. Loftis	Director	January 28, 2002

* William D. Manning	Director	January 28, 2002

* John N. Taylor, Jr.	Director	January 28, 2002

*	The undersigned, by signing his name hereto, does hereby execute this registration statement on behalf of the directors of the registrant indicated above by asterisks, pursuant to powers of attorney duly executed by such directors and included as an exhibit to this registration statement.

/s/

Gerald L. Connelly Attorney-In-Fact January 28, 2002

INDEX TO EXHIBITS

Exhibit
Number	Description of Exhibit

3(a)	Amended Articles of Incorporation of Robbins & Myers, Inc. (filed as Exhibit 3.1 to the Company’s Report on Form 10-Q for the quarter ended February 28, 1998)

3(b)	Code of Regulations of Robbins & Myers, Inc. (filed as Exhibit 3.2 to the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2001)

4	Registration Agreement, dated January 25, 2002, among Robbins & Myers, Inc., Brian Fenwick-Smith, and Randomat International B.V.*

5	Opinion of Thompson Hine LLP with respect to the legality of the securities being registered.*

23(a)	Consent of Ernst & Young LLP. *

23(b)	Consent of Thompson Hine LLP (contained in Exhibit 5). *

24	Powers of Attorney granted by each director whose name was signed to this registration statement by power of attorney. *

* Filed herewith.